[ROFIN LOGO] [GRAPHIC OMITTED]
                                                ROFIN-SINAR TECHNOLOGIES




- PRESS RELEASE -


Contact:     Katharina Manok
             Gunther Braun
             Rofin-Sinar
             734-416-0206
             - or -
             011-49-40-733-63-256



ROFIN-SINAR REPORTS RESULTS FOR THE SECOND QUARTER OF FISCAL YEAR 2007

ORDER ENTRY AND SALES REACH RECORD LEVEL

Plymouth, MI / Hamburg, Germany -- May 3, 2007 -- Rofin-Sinar Technologies Inc. (NASDAQ: RSTI), one of the world's leading developers and manufacturers of high-performance laser beam sources and laser-based solutions, today announced results for its second fiscal quarter and six months ended March 31, 2007.


FINANCIAL HIGHLIGHTS
(dollars in thousands, except per share data)

                     Three months ended             Six months ended
                    3/31/07   3/31/06   % Change   3/31/07   3/31/06  % Change
                    --------  --------  ---------  --------  -------- --------
Net sales           $116,061  $ 99,730  +  16 %   $227,806  $195,151  +  17 %
Net income          $ 13,076  $ 11,663  +  12 %   $ 24,569  $ 23,020  +   7 %
Earnings per share
  "Diluted" basis   $   0.83  $   0.75  +  11 %   $   1.55  $   1.48  +   5 %

The diluted net income per common share calculation is based on the weighted-average shares outstanding and the potential dilution from common stock equivalents (stock options) for each period presented, which was 15.8 million and 15.6 million for each of the fiscal quarters and 15.8 million and 15.5 million for the six month period ending March 31, 2007 and 2006. In addition, the quarter and the six month period ended March 31, 2007 and 2006, include $1.0 million ($0.9 million net of tax) and $0.7 million ($0.6 million net of tax), and $2.7 million ($2.5 million net of tax) and $1.3 million ($1.2 million net of tax), respectively, of stock compensation expense related to the implementation of SFAS 123R.


"We are very pleased to deliver another strong quarter where we have seen encouraging results", commented Gunther Braun, CEO and President of RSTI. "The record level of order entry and sales are strong indicators that we are successful in the execution of our strategy which is leveraging on our strengths and experiences in providing solutions for the industrial laser material processing markets. With our recent acquisitions we have further strengthened our technology portfolio in order to support future growth opportunities."



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FINANCIAL REVIEW

Second Quarter

Net sales totaled $116.1 million for the second quarter ended March 31, 2007, a 16%, or $16.4 million increase over the comparable quarter of fiscal 2006. Gross profit totaled $49.2 million, or 42% of net sales, compared to $43.5 million, or 44% of net sales, in the same period of fiscal year 2006. Net income amounted to $13.1 million, or 11% of net sales, compared to $11.7 million, or 12% of net sales, in the same period last year. Diluted earnings per share equaled $0.83 for the quarter based upon 15.8 million weighted-average common shares outstanding, compared to diluted earnings per share of $0.75 based upon 15.6 million weighted-average common shares outstanding for the same period last fiscal year. The second quarter net income was impacted by $0.9 million SFAS 123R stock-based compensation expense, compared to an impact of $0.6 million in last fiscal year's second quarter.

The weakening of the US-Dollar, mainly against the Euro, resulted in an increase in net sales of $7.3 million in the second quarter.

SG&A increased by $2.6 million to $21.6 million, representing 19% of net sales. In addition, the amortization expense in the second quarter of fiscal year 2007 increased by $0.1 million over the comparable period last year to $1.0 million (1% of net sales) because of the recent acquisitions. Also, net R&D expenses increased by $1.2 million to $7.1 million, representing 6% of net sales.

Compared to the second quarter ended March 31, 2006, net sales of laser products for macro applications increased by 22% to $60.3 million, and net sales of lasers for marking and micro applications increased by 11% to $55.8 million.

Six Months

For the six months ended March 31, 2007, net sales totaled $227.8 million, an increase of $32.6 million or 17% over the comparable period in 2006. The weakening of the US-Dollar, mainly against the Euro, resulted in an increase in net sales of $13.5 million in the six month period. Gross profit for the period was $95.1 million, $10.8 million higher than in 2006. Net income for the six month period ended March 31, 2007, totaled $24.6 million, with diluted earnings per share of $1.55 based upon the weighted average of 15.8 million common shares outstanding. The net income for the six month period was impacted by $2.5 million SFAS 123R stock-based compensation expense, compared to $1.2 million for the corresponding period last year.

Net sales of lasers for macro applications increased by $19.5 million or 21% to $114.5 million and net sales of lasers for marking and micro applications increased by $13.1 million or 13% to $113.3 million from the comparable period in fiscal year 2006.

On a geographical basis, net sales in North America in the first six months showed a decrease of 8% and totaled $57.1 million (2006: $62.1 million). In Europe/Asia, net sales increased by 28% to $170.7 million (2006: $133.1 million).

Order entry for the second quarter was $125.9 million and represented a new record high. This resulted in an order backlog on March 31, 2007, of $102.5 million mainly for laser products.



(page)

OUTLOOK
"Based on our very solid backlog we proceed confidently into the next quarter. The strong demand for our Macro products, in particular the CO2 laser product lines is holding up, our Marking products should gain further momentum and our Micro products will continue to benefit from emerging industries", commented Peter Wirth, Executive Chairman of the Board of RSTI. "Furthermore, our ongoing commitment to the Asian markets should enhance our future growth."

With operational headquarters in Plymouth, Michigan, and Hamburg, Germany, Rofin-Sinar Technologies Inc. designs, develops, engineers and manufactures laser sources and laser-based system solutions for a wide range of applications. With production facilities in the US, Germany, UK, Sweden, Finland, Singapore and Japan, Rofin-Sinar is one of the world's leading designers and manufacturers of industrial lasers and currently has more than 25,000 laser units installed worldwide and serves more than 3,000 customers. Rofin-Sinar's shares trade on the NASDAQ National Market System under the symbol RSTI and are listed in Germany in the "Prime Standard" of the Frankfurt Stock Exchange under ISIN US7750431022. Additional information is available on Rofin-Sinar's home page: http://www.rofin.com.

A conference call is scheduled for 11:00 AM EST, today, Thursday, May 3, 2007. This call is also being broadcast live over the internet in listen-only mode. For a live webcast, please go to http://www.rofin.com at least 10 minutes prior to the call in order to download and install any necessary software. (For more information, please contact Reema Parikh at +1-212-889-4350 or Faisal Kanth at +44(0) 207 614 2900).

(Tables to follow)

































(page)
ROFIN-SINAR TECHNOLOGIES INC.
CONSOLIDATED STATEMENTS OF EARNINGS

(in thousands, except per share data)

                                    Three Months            Six Months
                                       Ended                   Ended
                                    (unaudited)             (unaudited)
                               ----------------------  ----------------------
                                3/31/07      3/31/06      3/31/07    3/31/06
                               ----------  ----------  ----------  ----------
-Macro                         $  60,330   $  49,355   $ 114,521   $  94,979
-Marking/Micr                     55,731      50,375     113,285     100,172
                               ----------  ----------  ----------  ----------
Net sales                        116,061      99,730     227,806     195,151
Cost of goods sold                66,833      56,234     132,706     110,822
                               ----------  ----------  ----------  ----------
    Gross profit                  49,228      43,496      95,100      84,329
Selling, general, and
    administrative expenses       21,631      18,964      42,295      35,874
Intangibles amortization             969         868       1,895       1,727
Research and development expenses  7,060       5,831      13,258      11,588
                               ----------  ----------  ----------  ----------
    Income from operations        19,568      17,833      37,652      35,140
Other expense (income)           ( 1,368)    (   460)    ( 2,073)    ( 1,105)
                               ----------  ----------  ----------  ----------
    Income before income taxes
      and minority interest       20,936      18,293      39,725      36,245
Income tax expense                 7,672       6,399      14,757      12,840
                               ----------  ----------  ----------  ----------
    Income before minority
        interest                  13,264      11,894      24,968      23,405
Minority interest                    188         231         399         385
                               ----------  ----------  ----------  ----------
    Net income                  $ 13,076    $ 11,663    $ 24,569    $ 23,020
                               ==========  ==========  ==========  ==========
Net income per common share
  * "diluted" basis             $   0.83    $   0.75    $   1.55    $   1.48
 ** "basic" basis               $   0.85    $   0.76    $   1.59    $   1.51


* The diluted net income per common share calculation is based on the weighted-average shares outstanding and the potential dilution from common stock equivalents (stock options) for each period presented, which was 15.8 million and 15.6 million for each of the fiscal quarters and 15.8 million and 15.5 million for the six month periods ending March 31, 2007 and 2006. In addition the quarter and the six month periods ended March 31, 2007 and 2006, include $1.0 million ($0.9 million net of tax) and $0.7 million ($0.6 million net of tax), and $2.7 million ($2.5 million net of tax) and $1.3 million ($1.2 million net of tax), respectively, of stock compensation expense related to the implementation of SFAS 123R.


**The basic net income per common share calculation is based on the weighted-average shares outstanding for each period presented, which was 15.4 million and 15.3 million for the fiscal quarters ending March 31, 2007 and 2006, and
15.4 million and 15.2 million for the six month periods.





(page)
ROFIN-SINAR TECHNOLOGIES INC.
CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

                                                       At            At
                                                     3/31/07       9/30/06
                                                   -----------   -----------
ASSETS
  Cash, cash equivalents and
    short-term investments                         $ 195,995      $ 169,495
  Trade accounts receivable, net                      88,616         85,253
  Inventories, net                                   126,540        116,965
  Other current assets                                17,494         15,843
                                                   -----------    ----------
    Total current assets                             428,645        387,556

  Net property and equipment                          38,457         36,254
  Other non-current assets                            91,594         77,711
                                                   -----------    ----------
    Total non-current assets                         130,051        113,965
                                                   -----------    ----------
    Total assets                                   $ 558,696      $ 501,521
                                                   ===========    ==========


LIABILITIES AND STOCKHOLDERS' EQUITY
  Short-term debt                                  $  17,027      $  17,327
  Accounts payable, trade                             19,895         15,702
  Other current liabilities                           78,608         71,868
                                                   -----------     ---------
    Total current liabilities                        115,530        104,897

  Long-term debt                                      25,557         18,089
  Other non-current liabilities                       20,124         20,095
                                                   -----------     ---------
    Total liabilities                                161,211        143,081
    Net stockholders' equity                         397,485        358,440
                                                   -----------     ---------
    Total liabilities and stockholders' equity     $ 558,696      $ 501,521
                                                   ===========    ==========

The Company's conference call will include discussions relative to the current quarter results and some comments regarding forward-looking guidance on future operating performance.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act.

Certain information in this press release that relates to future plans, events or performance, including statements such as we believe to capitalize on the strength of our broad product portfolio that we offer in our businesses and the strong European and Asian economies will further support our growth, compensating the softening in the North American markets is forward-looking and is subject to important risks and uncertainties that could cause actual results to differ. Actual results could differ materially based on numerous factors, including currency risk, competition, risk relating to sales growth in CO2, diode, and Nd:YAG lasers, cyclicality, conflicting patents and other intellectual property rights of fourth parties, potential infringement claims and future capital requirements, as well as other factors set fourth in our annual report on form 10-K. These forward-looking statements represent the Company's best judgment as of the date of this release based in part on preliminary information and certain assumptions which management believes to be reasonable. The Company disclaims any obligation to update these forward-looking statements.